UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 13, 2015

PAREXEL International Corporation
(Exact name of registrant as specified in charter)

Massachusetts	000-21244	04-2776269
(State or other juris- diction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

195 West Street, Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 487-9900

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations for the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 13, 2015, the Compensation Committee, or the Committee, of the Board of Directors of PAREXEL International Corporation, or the Company, approved the award of discretionary cash bonuses to its executive officers disclosed in its Proxy Statement, dated October 24, 2014, or the Named Executive Officers, for the fiscal year ended June 30, 2015, or Fiscal Year 2015. The amounts awarded to each of the Named Executive Officers were as follows: Josef von Rickenbach, $400,435; Ingo Bank, $137,206; Mark Goldberg, $151,417; Gadi Saarony, $103,400; and Douglas Batt, $70,622.

No bonuses were paid under the Company's Management Incentive Plan, or MIP, for Fiscal Year 2015, because the Company missed the target set for operating income required to fund the MIP. In evaluating the Company’s performance for Fiscal Year 2015, the Committee took a broad look at the performance of the Company generally and management specifically, including the root causes of the shortfall in achievement of operating targets related to the MIP in light of the generally strong performance in the Company’s earnings per share, backlog, customer satisfaction, return on invested capital, 1 and 3 year total shareholder returns, and, particularly, the introduction in the middle of Fiscal Year 2015 of a specific initiative to improve operating margins over a three year period. As a result of this review, the Committee concluded that awarding a discretionary bonus was in the best interests of the Company to reinforce the importance of continued operating margin improvement, as well as recognize the effort and achievements of key performers. The Committee concluded, however, that this special incentive needed to extend beyond the Named Executive Officers and include the larger management team in order to have the intended effect. The discretionary bonuses were calculated with reference to the extent of actual achievement against the Fiscal Year 2015 MIP finance and business performance targets for each Named Executive Officer. The bonuses for Messrs. Bank and Saarony were increased to recognize their achievements regarding advancement of organizational and strategic goals in their units during Fiscal Year 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 19, 2015	PAREXEL International Corporation
	By:	/s/ Ingo Bank
Ingo Bank
Senior Vice President and Chief Financial Officer